Exhibit 99(a)

PPL CORPORATION AND SUBSIDIARIES
LONG-TERM DEBT SCHEDULE
(Unaudited)
(Millions of Dollars)

	Interest Rate	Maturity Date	December 31, 2021
PPL
PPL Capital Funding
Senior Unsecured Notes
69352PAL7	3.100%	05/15/2026	$650
69352PAQ6	4.125%	04/15/2030	431
69352PAH6	4.700%	06/01/2043	71
69352PAJ2	5.000%	03/15/2044	177
69352PAM5	4.000%	09/15/2047	237
Total Senior Unsecured Notes			1,566
Junior Subordinated Notes
69352PAC7 [1]	2.889%	03/30/2067	480
Total Junior Subordinated Notes			480
Total PPL Capital Funding Long-term Debt			2,046
PPL Electric
Senior Secured Notes/First Mortgage Bonds			4,539
Total PPL Electric Long-term Debt			4,539
LG&E
First Mortgage Bonds			2,024

KU
First Mortgage Bonds			2,642

Total LG&E/KU Long-term Debt			4,666
Total Long-term Debt Before Adjustments			11,251

Unamortized premium and (discount), net			(34)
Unamortized debt issuance costs			(77)
Total Long-term Debt			11,140
Less current portion of Long-term Debt			474
Total Long-term Debt, noncurrent			$10,666

	Interest Rate	Maturity Date	December 31, 2021
PPL Electric
Senior Secured Notes/First Mortgage Bonds
524808BW1 [2]	1.800%	02/15/2027	$108
524808BX9 [2]	1.800%	09/01/2029	116
70869MAD8	0.400%	10/01/2023	90
69351UAY9 [1]	0.380%	06/24/2024	650
69351UAQ6	2.500%	09/01/2022	250
69351UAX1 [1]	0.468%	09/28/2023	250
69351UAH6	6.450%	08/15/2037	250
69351UAM5	6.250%	05/15/2039	300
69351UAN3	5.200%	07/15/2041	250
69351UAR4	4.750%	07/15/2043	350
69351UAS2	4.125%	06/15/2044	300
69351UAV5	4.150%	06/15/2048	400
69351UAT0	4.150%	10/01/2045	350
69351UAU7	3.950%	06/01/2047	475
69351UAW3	3.000%	10/01/2049	400
Total Senior Secured Notes			4,539
Total Long-term Debt Before Adjustments			4,539

Unamortized discount			(22)
Unamortized debt issuance costs			(33)
Total Long-term Debt			4,484
Less current portion of Long-term Debt			474
Total Long-term Debt, noncurrent			$4,010

LG&E
First Mortgage Bonds
546676AU1	5.125%	11/15/2040	$285
546676AV9	4.650%	11/15/2043	250
546676AW7	3.300%	10/01/2025	300
546676AX5	4.375%	10/01/2045	250
546676AY3	4.250%	04/01/2049	400
546749AU6	1.350%	11/01/2027	35
546749AT9 [2]	2.000%	10/01/2033	128
546749AR3 [2]	1.750%	02/01/2035	40
546749AS1	0.900%	09/01/2026	23
546751AN8 [3]	0.130%	06/01/2033	31
546751AM0 [3]	0.120%	06/01/2033	35
896221AD0 [2]	3.750%	06/01/2033	60
896224BC5	0.625%	09/01/2026	27
896224BB7	1.350%	11/01/2027	35
896224BA9 [2]	1.300%	09/01/2044	125
Total Long-term Debt Before Adjustments			2,024

	Interest Rate	Maturity Date	December 31, 2021
Unamortized discount			(4)
Unamortized debt issuance costs			(14)
Total Long-term Debt			2,006
Less current portion of Long-term Debt			—
Total Long-term Debt, noncurrent			2,006

KU
First Mortgage Bonds
144838AA7 [3]	0.173%	02/01/2032	$21
144838AB5 [3]	0.180%	02/01/2032	3
144838AE9 [2]	1.550%	09/01/2042	96
14483RAQ0 [2]	3.375%	02/01/2026	18
14483RAR8 [2]	1.750%	10/01/2034	50
14483RAU1 [2]	2.125%	10/01/2034	54
14483RAV9 [2]	2.000%	02/01/2032	78
491674BG1/BF3	5.125%	11/01/2040	750
491674BJ5	4.650%	11/15/2043	250
491674BK2	3.300%	10/01/2025	250
491674BL0	4.375%	10/01/2045	550
491674BM8	3.300%	06/01/2050	500
587824AA1 [3]	0.180%	02/01/2032	7
587829AD4	1.300%	05/01/2023	13
62479PAA4 [3]	0.180%	02/01/2032	2
Total Long-term Debt Before Adjustments			2,642

Unamortized premium			5
Unamortized discount			(9)
Unamortized debt issuance costs			(20)
Total Long-term Debt			2,618
Less current portion of Long-term Debt			—
Total Long-term Debt, noncurrent			$2,618

(1)Securities are in a floating rate mode through maturity.
(2)Securities are currently in a term rate mode. Securities may be put back to the company, or called by the company, on a date prior to the stated maturity date.
(3)Securities have a floating rate of interest that periodically resets. Securities may be put back to the company on a date prior to the stated maturity date.